Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
R.H. Donnelley Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 33-44551, 33-56289, 33-64317, 33-126173, 33-127939, 333-46615, 333-59790, 333-65822, 333-75539, 333-75541, 333-75543, 333-91613, 333-131408, 333-139213, 333-145998) on Form S-8 of R.H. Donnelley Corporation of our reports dated March 13, 2008, with respect to the consolidated balance sheets of R.H. Donnelley Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), cash flows and changes in shareholders’ equity for the years then ended, and R.H. Donnelley Corporation’s internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of R.H. Donnelley Corporation.
Our report on the consolidated financial statements refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, as of January 1, 2006, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R), as of December 31, 2006, and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes: an Interpretation of FASB Statement No. 109, as of January 1, 2007.
/s/ KPMG LLP
Raleigh, North Carolina
March 13, 2008